UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 19, 2006

SONGZAI INTERNATIONAL HOLDING GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-66994	43-1932733
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

20337 Rimview Place, Walnut, California	91789
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (909) 468-2840

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Current Report on Form 8-K is filed by Songzai International Holding Group, Inc., a Nevada corporation,. (the "Registrant"), in connection with the items set forth below.

Item 3.03 Material Modification to Rights of Security Holders.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 16, 2004, Registrant amended its corporate charter to increase its authorized common stock to 1,000,000,000 shares and authorize 8,000,000 shares of "blank check" preferred stock, issuable on terms and conditions to be approved by the Board of Directors from time to time.

On January 13, 2006, Registrant reported on Registrant reported in its Report on Form 8-K that on January 9, 2006, Registrant filed a Certificate of Designation pursuant to which the Board of Directors designated 400,000 shares of its preferred stock as Series A Preferred Stock. All of the issued and outstanding shares of Series A Preferred Stock are held by Li Hongwen, Registrant’s Chairman do the Board.

Today, Registrant is reporting the filing of an Amendment to Certificate of Designation pursuant to which the Conversion Rate of the Series A Preferred Stock was amended such that each of its shares of Series A Preferred Stock is convertible into ten (10) fully paid and nonassessable shares of Common Stock on the terms set forth in the Certificate of Designation. The Board of Directors and stockholders of the Registrants entitled to vote thereon have approved the filing of the Amendment to Certificate of Designation.

As previously reported in Registrant’s Report on Form 8-K filed with the Commission on April 15, 2005, which is incorporated herein by reference, the issuance of the preferred shares, if converted to common, will effectively confer voting control of the Company to Mr. Li Hongwen, the current Chairman.

Item 9.01 Financial Statements and Exhibits

99.1	Amendment to Certificate of Designation After Issuance of Class or Series effective
December 19, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONGZAI INTERNATIONAL HOLDING
GROUP, INC.

Date: December 19, 2006	By:	/s/ Li Hongjun
Name: Li Hongjun
Title: President